Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is made and entered into as of September 25, 2003 (the “Effective Date”), by and between RIVERSTONE NETWORKS, INC. a Delaware corporation (the “Company”) and Robert Stanton (“Executive”),

W I T N E S S E T H:

WHEREAS, the Company has determined and Executive has accepted, that it is in the best interests of the Company and its stockholders for Executive to continue to serve as the Executive Vice President, Chief Financial Officer and Secretary of Company on the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto wish to enter into this Agreement to provide for an orderly transition of Executive’s responsibilities:

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Continued Appointment as Executive Vice President, Chief Financial Officer and Secretary.

(a) Executive shall continue in his role of Executive Vice President, Chief Financial Officer and Secretary of Company, until either the Executive resigns from the Company or the Company requests the Executive’s resignation. Written notice of either such event must be served upon the other party by hand delivery or overnight mail. Such notice may be provided either by giving the Company a signed version of the form resignation letter attached as Exhibit A or by sending the Executive the form resignation letter attached as Exhibit A and requesting his signature. The Executive’s resignation shall become effective five business days after the date the notice is served (the “Separation Date”). The Executive shall have the right to review and approve any press release or other public announcement related to his separation from the Company prior to its issuance, subject to applicable securities laws.

(b) Executive shall manage the day-to-day financial and investor relations operations of the Company until his successor is in place, and will support and transition responsibilities to the new Chief Financial Officer. In addition, provided that the Executive is still employed as the Company’s Chief Financial Officer, has been actively involved in the Company’s restatement process, and agrees that the restatement-related documents to be filed with the SEC are true and accurate, upon request by the Company, Executive will agree to sign the restated financials covering periods for which Executive was Company’s CFO. The period of time to complete these activities shall be defined as the “Transition Period”.

(c) After the Separation Date and provided Executive has not been terminated for Cause, and if requested by the Company, Executive will assist the Company on matters related to the restatement process, for the number of hours that are mutually agreed between Executive and

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Company and for a time period to be mutually agreed between Executive and Company (“Restatement Advice Period”). If Company requests Executive’s assistance on restatement-related matters but does not use Executive’s assistance on such matters for at least 20 hours per week during any 3 consecutive weeks in a row, the Restatement Advice Period will be deemed to have terminated and the Consulting Retainer period will commence.

(d) After the Separation Date and/or after the Restatement Advice Period, and provided Executive had not been terminated for Cause while an executive, Executive shall remain available to serve as a consultant to Company, and, if requested, shall perform consulting services as mutually agreed between Executive and Company (“Consulting Retainer”) for a period of six (6) months commencing, as the case may be, either immediately following the Separation Date or immediately following the termination of the Restatement Advice Period, whichever is later. The Company agrees during the term of the Restatement Advice Period and the Consulting Retainer, Executive may be employed by other persons, firms or corporations, consistent with the obligations of this Agreement.

(e) For purposes of the Indemnification Agreement between the parties, Executive shall be deemed an “Agent” while performing services to the Company during Restatement Advice Period and the Indemnification Agreement shall continue to remain in full force and effect.

2. Payments to Executive.

(a) In consideration of Executive’s services through the Separation Date, the Company shall continue to pay Executive his current base salary of $222,500.00 (“current base salary”), in accordance with the Company’s standard payroll practices and subject to applicable withholding taxes, and Executive shall be entitled to continue to participate in the Company’s benefit programs to the extent he is otherwise eligible under the terms of such programs.

(b) If Executive provides assistance to Company during the Restatement Advice Period, Company shall pay Executive for the number of hours in which such assistance is provided at an hourly rate of $111.25.

(c) In consideration of Executive’s agreement to perform the services described herein, including the Consulting Retainer, and provided that Executive had not been terminated for Cause as an executive, the Company agrees to pay Executive a fixed consulting fee in the gross amount of $111,250.00, subject to applicable withholding taxes, to be paid in six even monthly installments beginning, as the case may be, either on the first day of the month after the Separation Date or after the termination of the Restatement Advice Period, whichever is later.

3. Termination of Service as Executive of Company.

(a) Executive’s service as an executive of the Company under this Agreement will be “at will,” meaning that either Executive or the Company will be entitled to terminate Executive’s service as an executive of the Company at any time and for any reason, with or without cause

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and with 5 days notice as provided in l(a) above, without liability to Executive or to the Company other than as expressly provided in this Agreement.

(b) Upon the termination of Executive’s service as an executive of the Company, Company shall pay to Executive any accrued, unpaid salary and vacation pay, subject to applicable withholding taxes. Executive shall not be entitled to any other payments from the Company except as specifically provided herein or as provided under the terms of any employee benefit plans of the Company then in effect, including any stock option agreements to which Executive is a party; provided, however, that the Executive will not under any circumstances be entitled to any severance compensation or benefits beyond those described herein, even if the Executive normally would have qualified for such compensation or benefits under a general severance policy, program, or practice in place at the Company at the time the Executive’s employment terminates.

(c) Any vested stock options held by Executive will be handled according to the terms of the letter attached as Exhibit B to this Agreement.

(d) For the purposes of this Agreement, “Cause” means a good faith determination by the Board of Directors that any one or more of the following has occurred:

(i)	The conviction of Executive of, or entry by Executive of a guilty or no contest plea to, the commission of a felony;

(ii)	A willful violation of a federal or state securities law applicable to the Company;

(iii)	Any willful act by Executive which constitutes misconduct of a type and kind which is materially adverse to the Company.

(iv)	Executive has failed or refused to comply in any material respect with the reasonable policies, standards or regulations of the Company and thereby caused material loss, damage or injury to the Company

(v)	Executive has materially breached of a term of this Agreement or the Executive’s Invention Assignment and Confidentiality Agreement, including, without limitation, Executive’s theft of Company’s proprietary information, regardless of whether such conduct occurred before or after this Agreement was executed; or

(vi)	Executive has engaged in conduct that materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company, regardless of whether such conduct occurred before or after this Agreement was executed.

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For the purpose of determining whether conduct constitutes “willful,” no act or failure to act by Executive shall be considered “willful” unless it is done by Executive in bad faith and without reasonable belief that his action or omission was in the best interests of Company.

(e) In the event of Executive’s death during the period in which the payments and benefits described herein are to be made to Executive, the obligations contained herein shall survive Executive’s death and the payments and benefits described herein shall be made first to Executive’s spouse, and in the event Executive’s spouse does not survive Executive or her death while payments and benefit remain outstanding then to Executive’s estate or in such manner as directed by Executive’s executor.

4. Executive’s Representations.

As a condition precedent to this Agreement, Executive warrants that as of the date of this Agreement, he has not committed any of the acts referenced in Section 3(d) above.

Executive hereby represents and warrants to the Company that he has fully reviewed this Agreement and that he fully understands this Agreement. In connection with this review, Executive has had an opportunity to consult with legal counsel and with financial and other advisors of his choosing and, if he has decided not to do so, such choice was his voluntary decision. The terms of this Agreement are voluntarily accepted by Executive without duress or coercion.

5. Dispute Resolution. Any disputes arising out of, or relating to, Executive’s employment with the Company, this Agreement, or the making, performance, or interpretation of it, including any determination by the Company that Executive has breached his obligations under this Agreement, shall be, to the maximum extent permitted by law, arbitrated in accordance with the following procedure:

(a) Any and all claims shall be submitted to final and binding arbitration before the JAMS in the city closest to Executive’s last place of work at the Company where JAMS has an office. Such arbitration shall be in accordance with JAMS’s then current version of JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”). Absent mutual agreement of the parties on an arbitrator, the arbitrator shall be selected in accordance with the JAMS selection procedures in effect at the time. Either party may initiate arbitration proceedings by filing a demand for arbitration with the appropriate JAMS office.

(b) The arbitrator shall have the authority to grant any relief authorized by law. The parties further agree that the arbitrator shall not have any power to add to, subtract from, modify, amend, or refuse to enforce, any of the terms of this Agreement.

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(c) The arbitrator shall have exclusive authority to resolve all claims covered by this Section 6. Any issues involving the arbitrability of a dispute shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(d) The arbitrator shall have power, consistent with California and/or federa1 law, to award attorneys’ fees, expert witness fees and costs according to statute, or according to a separate written agreement between the parties, or the JAMS Rules, but shall have no other power to award attorneys’ fees, costs or expert witness fees.

(e) The claims covered by the above include, but are not limited to, all claims covered by the Agreement, or the making, performance, or interpretation of it, including any determination by the Company that Executive has breached his obligations under this Agreement, claims for wrongful termination, unpaid wages or compensation, breach of contract, torts, violation of public policy, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, disability, or sexual orientation), claims for benefits (except where an employee benefit or pension plan specifies a procedure for resolving claims different from this one), claims for physical or mental harm or distress, or any other employment-related claims under any federal, state or other governmental law, statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and any other statutes or laws relating to an employee’s relationship with the employer, and claims related to the Executive’s Proprietary Information and Inventions Agreement. However, claims for workers’ compensation benefits and unemployment compensation benefits are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency.

(f) Notwithstanding this agreement to arbitrate, neither party waives the right to seek through judicial process, preliminary injunctive relief to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration in accordance with California Code of Civil Procedure Section 1281.8.

(g) The arbitrator shall issue a written arbitration decision stating the arbitrator’s essential findings and conclusions upon which any award is based. A party’s right for review of the decision is limited to grounds provided under applicable law.

(h) The parties agree that the arbitration shall be final and binding and any arbitration award shall be enforceable in any court having jurisdiction to enforce this arbitration agreement.

(i) BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE COMPANY AND EXECUTIVE GIVE UP ALL RIGHTS TO TRIAL BY JURY, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

6. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent

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and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

7. Confidentiality.

The parties acknowledge that the confidentiality of all terms of this Agreement, including, without limitation, the payment of any amount of consideration provided for herein and any dispute or arbitration in regard or subject to this Agreement, is of the essence. Except pursuant to a court order, or as otherwise specifically required by law (including, in the case of the Company, any required disclosures in filings made by the Company under the securities laws) as determined by their respective counsel, or with the written consent of the other parties, the parties agree to maintain the confidentiality of this Agreement, and any dispute or arbitration in regard or subject to this Agreement, and to make no voluntary statement or take any other voluntary action which might reasonably be expected to result in any disclosures of, or any publicity concerning, any of the terms of this Agreement, and any dispute or arbitration in regard or subject to this Agreement, to anyone, including, without limitation, past, present or future employees of the Company or past or future employers of Executive. Notwithstanding the foregoing, the parties may make confidential disclosures of pertinent terms of this Agreement to immediate family members, taxing authorities and to professional tax or financial or legal advisors, provided that prior to any such disclosure required to effect any such consultation, the parties shall also disclose the existence of this covenant of confidentiality.

8. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

at Executive’s current address shown on the records of the Company

If to the Company:

Riverstone Networks, Inc.

5200 Great America Parkway

Santa Clara, CA 95054

Attention: Chief Financial Officer

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or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to applicable law or regulation.

(e) Executive’s or the Company’s failure to insist on strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings and agreements of the parties relating to the subject matter hereof, provided, however, that each of (i) Executive’s Proprietary Information and Inventions Agreement, (ii) the stock option and related agreements pursuant to which Executive’s options were granted or exercised, (iii) until the Separation Date, Executive’s Change-in-Control Severance Benefit Agreement under the Company’s Change-in-Control Severance Benefit Plan for Key Employees provided however that any payments Executive is entitled to receive under this Plan shall be offset by any payments made in accordance with Section 2(c) above, and the (iv) the Indemnification Agreement between the parties shall remain in full force and effect.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement effective as of the Effective Date.

EXECUTIVE

/s/ Robert Stanton
Robert Stanton

COMPANY

By	/s/ Oscar Rodriguez
Name: Oscar Rodriguez President and Chief Executive Officer

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Exhibit A

Form of Resignation Letter

I, Robert Stanton, resign from my position as Executive Vice President, Chief Financial Officer and Secretary of Riverstone Networks, Inc. (the “Company”) effective                     . Effective this date, I acknowledge that I will no longer be an employee of the Company.

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EXHIBIT B

Stock Options

Your Options Expire After Your Termination Date

We are amending your outstanding options to extend the 90-day a period of time in which you may exercise your vested options following termination to the earlier of (i) 30 days after a registration statement on Form S-8 becomes effective with respect to your options and the current exercise blackout period is ended by Riverstone or (ii) 12 months after the date of your termination (but not later than the original ten-year term of your options). Please note that your right to exercise the options during this period will still be subject to compliance with applicable securities laws, including the availability of an exemption from registration under state securities laws if Riverstone’s common stock is not listed on the Nasdaq National Market.

Please also note that the amendment of your option to provide this extended exercise period could cause your option to lose its status as an incentive stock option under some circumstances.

By signing this agreement, you are consenting to this modification of your option. You are encouraged to consult your personal tax advisor with regard to the tax consequences of your option.

If you fail to sign and return this form with your Transition Agreement, your options will not be amended and your right to exercise the options will continue to be as set forth in the Riverstone Equity Incentive Plan and your existing stock option agreement.

As communicated by Riverstone to all employees on June 2, 2003, effective on the close of business on May 30, 2003, the Company suspended all stock option exercise transactions under the Plan. This period during which you will be unable to exercise your stock options is called a “black-out period.” The expected end date for the blackout period will be communicated to you as soon as it is known.

I have read, understand and agree to the modification as noted above. I understand that I have been encouraged to consult with my personal tax advisor with regard to the tax consequences of my option.

Employee	Date

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Stock Options

You must exercise your options through E*Trade. Employee Investor Relations cannot process an exercise for you. Below are directions for accessing and activating your account at E*Trade. Please note that activating your account at E*Trade can take some time. We encourage you to begin this process now to insure that your account is active when you decide to exercise your options. If you would like to verify the day that your options will expire please contact Stock Administration as listed below.

How to exercise your options:

You can exercise your options by accessing your account at E*Trade in one of three ways:

•	Through the World Wide Web at: www.optionslink.com.

•	Through E*Trade’s IVR system at: 800-838-0908 or 650-599-0125.

•	Through E*Trade’s Customer Service Center at: 800-838-0908 or 650-599-0125 and Press “0”. Service is available M-F 8am to midnight EST.

•	Note: Your account at E*Trade must be activated to exercise your options.

How to contact E*Trade:

•	You can call the E*Trade IVR center at 800-838-0908 or 650-599-0125 (24 hours per day).

•	You can access E*Trade’s customer service center by pressing “0” after you dial the above numbers (8am to midnight EST).

•	You can email E*Trade at: optionslink@etrade.com.

How to contact Stock Administration:

If you are unable to resolve your questions with E*Trade, or would like to confirm the date that your options will expire, please contact Inga Lapsins at (408) 878-6470 or ilapsins@riverstonenet.com.

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